CERTIFICATE AMENDING ARTICLES OF INCORPORATION
                                       OF
                                 "JERRY'S INC."


         The undersigned, being the president and secretary of "JERRY'S INC.", a Nevada Corporation, hereby certifies that by unanimous vote of the Board of Directors and majority vote of the stockholders, constituting 74%, at a meeting held on March 30, 2004, it was agreed that this CERTIFICATE AMENDING ARTICLES OF INCORPORATION be filed.

         The undersigned further certifies that the original Articles of Incorporation of "JERRY'S INC." were filed with the secretary of State of Nevada on the 24th day of February, 2004, herein is amended to read as follows:

                                   ARTICLE #1

The name of the corporation shall be changed to:

                            DIAMOND RANCH FOODS, LTD.

         The undersigned hereby certifies that he has on this 30th day of March 2004, executed this certificate Amending the original Articles of Incorporation heretofore filed with the Secretary of State of Nevada.


IN WITNESS WHEREOF, I accordingly have hereunto set my hand and seal this 30th day of March, 2004.

/s/ Robert Alvarez
Robert Alvarez, President


                                STATE OF FLORIDA
                                 COUNTY OF DADE

On this 30th day of March, 2004, before me the undersigned Notary Public in and for the State of Florida, personally appeared, personally known to me to be the person and officer whose name is subscribed to me that he executed the same.

/s/ Karen Sullivan-Diamond
Karen Sullivan-Diamond, Notary Public